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                          SELLING AND SERVICE AGREEMENT
                             for the sale of shares
                                       of
                              THE BURNHAM FUND INC.

                   1. hereby agrees to effect transactions in shares of The Burnham Fund Inc. (the "Fund"), in accordance with the terms of this Agreement. In all transactions covered by this Agreement you shall act only as agent solely upon the order and for the account of your customers and in no transaction shall you have authority to act as agent for the Fund, or any representative or agent thereof.

                   2. Orders received from you will be accepted by State Street Bank and Trust Company (the "Transfer Agent") or us only at the public offering price applicable to each order, as established by the then-current prospectus of the Fund. Upon receipt from you of any order to purchase shares of the Fund, we or the Transfer Agent shall confirm the terms thereof to you by phone, wire, or via computer facilities. You or your agent will assume responsibility for providing confirmations and prospectuses to your customers. All orders are subject to acceptance or rejection by us in our sole discretion. We will not accept from you any conditional orders for shares. It is agreed and understood that, except where you are purchasing shares for your own bona Ode investment, the customer will have full beneficial ownership of the Fund share, whether shares are registered in the purchaser's name, in your name or in the name of your nominee.

                   3. When accepted, a purchase order will be confirmed at the public offering price, as determined in accordance with the Fund's then-current prospectus. For your services hereunder in connection with the sale of shares of the Fund to your customers, you will be entitled to receive the concessions and/or fees set forth under paragraph 4 below. Distribution fees are paid in accordance with the respective distribution plans for the Class A, Class B and Class C Shares of the Fund adopted by the Board of Directors of the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Rule 12b-1 Plans").

4. Subject to the terms of this agreement:

     (i) For your services hereunder in connection with the sale of Class A Shares to your customers, you are entitled to receive a sales concession based on the applicable percentage of the public offering price set forth in the fee schedule attached hereto as Exhibit A, in the Fund's thencurrent prospectus and statement of additional information. In addition, you will receive a Rule 12b-1 distribution fee with respect to Class A Shares, as set forth in the Fee schedule attached hereto as Exhibit A and in the Fund's then-current prospectus and statement of additional inforrnation,paid quarterly commencing with the beginning of the next calendar quarter following the sale.




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                   (ii) For your services hereunder in connection with each sale of Class B Shares to your customers, you are entitled to receive a fee for sales related activities, a Rule 12b- 1 distribution fee, and a service fee as set forth in the Fee schedule attached hereto as Exhibit A and in the Fund's then-current prospectus and statement of additional information.

                       Service fees shall be paid to compensate you for providing continuous personal service to Class B shareholders, such as responding to shareholder inquiries, quoting net asset values and attending to other shareholder, administrative and record keeping matters.

                   (iii) For your services hereunder in connection with each sale ofClass _ Shares to your customers, you are entitled to receive a fee for sales related activities, a Rule 12b-1 distribution fee and a service fee as set forth in the fee schedule attached hereto as Exhibit A AND in the Fund's then-current prospectus and statement of additional information, and the Compliance Standards set forth in Exhibit B.

                       Service fees shall be paid TO COMPENSATE YOU FOR PROVIDING continuous personal services to Class C shareholders such as responding to shareholder inquiries and attending to other shareholder, administrative and record keeping matters.

                    5. (a) You understand that the Class A, Class B and Class C Rule 12b-1 fees, and all other fees and concessions set forth above relating to the Class A, Class B and Class C Shares, shall be payable to you only if and to the extent actually received by us from the Fund, and with respect to the fee set forth in subparagraph 4 (ii) above, such fee shall be payable only upon the Fund's receipt of the full public offering price of the related purchase of shares, and we shall have no obligation to make any disbursement thereof to you until after receipt of funds from the Fund. We reserve the right at any time without notice to modify, suspend, or terminate such payments hereunder. All such payments shall be subject to our continued authority to distribute the Fund's shares and its authority to terminate or modify its distribution arrangements with us.

                       (b) All payments due to you hereunder are contingent upon your compliance with the terms hereof, including the annexed Compliance Standards. In particular, your right to receive service fees pursuant to subparagraph 4 (ii) above is contingent upon your provision of the ongoing services described therein to Class B shareholders.

                       (c) The Compliance Standards attached hereto as Exhibit B are applicable to all sales of Class A and Class B Shares of the Fund and are incorporated herein by reference.

6. By accepting this Agreement you hereby agree that:

(a) You will order shares of the Fund for your customers only from us or our designated agents, and solely upon the order and for the account of your customers.

(b) You will order shares of the Fund from us or our designated agent only to cover purchase order already received from your customers or for your bona fide investment.

(c) You will not withhold placing orders received from your customers so as to profit yourself as a result of such withholding, and you will place orders for purchases and redemptions promptly upon receipt from your customers.


(d) You will not sell shares of the Fund pursuant to this Agreement unless the then-current prospectus is furnished to the purchaser in connection with the offer and consistent with applicable legal and regulatory requirements.



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(e) You will comply with the Compliance Standards applicable to the sale of the
Fund's shares, as the same may be amended unilaterally by the Fund from time to time, the present version of which is attached hereto as Exhibit B.

                       7. By accepting this Agreement, you represent that you
(i) are registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (ii) are qualified to act as a dealer in each jurisdiction in which you will offer shares of the Fund; (iii) are a member in good standing of the National Association of Securities Dealers, Inc.; and (iv) will maintain such registrations, qualifications and memberships throughout the term of this Agreement. You shall comply with all applicable federal laws, the laws of each jurisdiction in which you will offer shares of the Fund and the rules and regulations of the National Association of Securities Dealers, Inc. and any self-regulatory organization to which you, the Fund or we are subject. You shall not be entitled to any compensation during any period in which you have been suspended or expelled from membership in the National Association of Securities Dealers, Inc. You further agree that you will not make available shares of the Fund in any state or other jurisdiction in which such shares may not be lawfully offered for sale.

                       8. By accepting this Agreement, you shall assume full responsibility for thorough and prior training of your representatives concerning the selling methods to be used in connection with the offer and sale of shares of the Fund, giving special emphasis to the principles of full and fair disclosure to prospective investors and the terms and principles set forth in the Compliance Standards.

                       9. Payment of the public offering price for shares ordered by you shall be remitted to us (as to Class A shares, net of any applicable sales commissions, as set forth in subparagraph 4 (i) hereof), and shall be in New York clearing house funds received by the Fund's Transfer Agent, State Street Bank and Trust Company, not later than five business days after our acceptance of your order with proper transfer instructions. If such payment is not received, we reserve the right, without notice, forthwith to cancel the sale, in which case you agree to be responsible for any loss, including loss of profit, suffered by the Fund or us as a result of your failure to make such payment.

                       10. Shares of the Fund sold through you hereunder shall be made available as described in the Fund's then-current prospectus.

                       11. If any shares confirmed to you and your customer under the terms of this Agreement are repurchased by the Fund or by us or are tendered to the Fund for redemption or repurchase within seven (7) business days after the date of the condonation of the original purchase order, you shall forthwith refund to us any monies paid or allowed to you with respect to such shares under this Agreement. We will notify you of any such repurchase within ten (lO) business days of such repurchase.

                       12. No person is authorized to make any representations concerning shares of the Fund except those contained in the then-current prospectus of the Fund and in printed information subsequently issued by the Fund or by us as information supplemental to such prospectus. We will furnish additional copies of the Fund's prospectus and any sales literature and other information issued by us or the Fund, in reasonable quantities upon request.
If you wish to use your own advertising material such as mailers, brochures, prospecting letters, etc. with respect to the Fund, all such advertising must be submitted to us for review and approval prior to use. You shall be responsible for filing and obtaining any approvals of such advertising as may be required by applicable law or regulation.

                        13. We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely or to change the sales charges or fees payable hereunder. In addition, we reserve the right, upon prior notice, to modify, cancel or change any other terms of this Agreement.

                        14. You shall make available for your customers such administrative services as are necessary or appropriate for providing information and services to your customers. Such information services and assistance may



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include, but shall not be limited to, establishment and maintenance of accounts and records, processing purchase and redemption transactions, answering routine inquiries, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation. You shall promptly answer all written complaints received by you relating to Fund accounts and forward such complaints to Burnham Securities Inc., 1325 Avenue of the Americas, New York, New York 10019, Attn: Office of the President.


                         15. YOU AGREE TO INDEMNIFY, DEFEND AND HOLD US AND OUR
SEVERAL OFFICERS and directors, and the Fund and its several officers and directors, and any person who controls us and/or the Fund within the meaning of
Section 15 of the Securities Act of 1933, as amended, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims and any counsel fees incurred in connection therewith) which we or our several officers and directors, and any such controlling person, as aforesaid, may incur arising out of or based upon
(i) any breach of any representation, warranty or covenant made by you herein,
(ii) any failure by you to perform your obligations as set forth herein, or
(iii) any violation of any law, rule or regulation, which violation may result in liability to us or to the Fund. In the event that we or the Fund determine to refund any amounts paid by an investor by reason of your breach, failure or violation, you shall return to us or the Fund any concession or fee previously paid to you by us with respect to the transaction or transactions for which the refund is being made. This section shall survive termination of this Agreement.


                         16. In soliciting purchases of shares of the Fund, you
shall act as an independent contractor and not as our agent. Neither party hereto shall be deemed to be the agent of the other.


                         17. (a) Any notice or other instrument in writing,
authorized or required by THIS AGREEMENT TO BE GIVEN TO US SHALL BE SUFFICIENTLY GIVEN IF ADDRESSED TO US AND MAILED OR DELIVERED TO US AT OUR ADDRESS SET FORTH ON THE FIRST PAGE HEREOF, TO THE ATTENTION OF THE PRESIDENT, OR AS MAY OTHERWISE FROM TIME TO TIME BE DESIGNATED IN WRITING TO YOU. ANY NOTICE OR OTHER INSTRUMENT IN WRITING, AUTHORIZED OR REQUIRED BY THIS AGREEMENT TO BE GIVEN TO YOU, SHALL BE sufficiently given if addressed to you and mailed or delivered to you at your offices at:

Address

City, State, Zip

                                     Phone#:

                                    Contact:

                                       Fax#:

or at such other place as you may from time to time designate in writing to us.

                         (b) Any notice or other instrument in writing,
authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its offices at 1325 Avenue of the Americas, New York New York 10019 or at such other place as the Fund may from time to time designate in writing.



                         (c) Any notice or other instrument in writing
authorized or required by this Agreement to be given to the Fund's Transfer Agent, State Street Bank and Trust Company, shall be sufficiently given if addressed to The Burnham Fund Inc., c/o State Street Bank & Trust Company, P. O. Box 8505, Boston, Massachusetts 02266-8505, or such other place as State Street Bank & Trust Company may from time to time designate in writing.


(d) All notices shall be effective upon receipt.



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                         18. This Agreement constitutes the entire agreement
between the parties hereto with regard to its subject matter and supersedes any prior agreement related to the subject matter hereunder.



                         19. NEITHER PARTY SHALL TRANSFER OR ASSIGN THIS
AGREEMENT, OR ANY right or obligation under it, by operation of law or otherwise, to any entity without the other party's prior written consent and any such attempted assignment shall be VOID.


                         20. No failure or delay (in whole or in part) on the
part of either party hereto to exercise any right or remedy hereunder shall impair any such right or remedy, operate as a waiver thereof, or affect any other right or remedy hereunder. All rights and remedies hereunder are cumulative and are not exclusive of any of the rights or remedies provided hereunder or by law or equity.


                         21. If any of the provisions contained in this
Agreement is or becomes invalid, illegal or unenforceable in whole or in part, such invalidity, illegality or unenforceability shall not affect the remaining provisions and portions of this Agreement with respect to the subject matter hereof. This Agreement may not be modified except by written instrument executed by both parties.


22. This Agreement shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law.

Burnham Securities Inc.

By:

We have read the foregoing Agreement and accept and agree to the terms and conditions thereof:

                                  (Dealer Name)

By:

(Sign Here)

Title:

Date:

(Print Here)



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EXHIBIT A

                                  FEE SCHEDULE

                                       TO

                         SELLING AND SERVICE AGREEIVIENT

                              THE BURNHAM FUND INC.

 SALES CHARGE                        RULE 12b-1 FEE               SERVICE FEE

 CLASS A*      Sales concession of                  .25% per annum of               none
               (5)% of public                       average daily net
               offering price.                      assets.
                                                    [Full dealer re-allowance]

 Purchases of $1 Million or More.

 CLASS B**     Dealers will receive                 .75% per annum of               .25% per annum
               from the Distributor a fee of        average daily net               of average net
               S'O of the gross proceeds            assets.                         assets.
               from the sale at the time                                            [Full dealer
               of settlement. A CDSC.- will be                                      re-allowance]
               imposed on and deducted from
               proceeds of Class B shares
               if redeemed within six years.

 CLASS C       Dealers will receive                 .75% per annum of               .25% per annum
               from the Distributor a fee of        average daily net               of average net
               1% of the gross proceeds             assets.                         assets.
               from the sale at the time            [.60% dealer re-allowance       [Full dealer
               of settlement. A CDSC...... will be commencing at the end of         re-allowance

                         imposed on and deducted from     the thirteenth (13) month    commencing at
                         proceeds of Class C shares       following each sale of shares.]     the end of the
                         if redeemed within I year.           thirteenth ( 13)
                                                               month following
                                                                  each sale of
                                                                      shares.]

* Shareholders who purchased Class A shares before April 28, 1995 are subject to a reduced sales load of up to 3% for Class A Shares.

** Class B shares purchased before April 28, 1995 are subject to no CDSC unless shares ARE REDEEMED within 18 MONTHS of purchase; in which case a CDSC of 1.25% will be IMPOSED.

  On purchases by a single purchaser aggregating $1 million or more, the investor will not pay a load at the time of purchase. The Distributor will pay authorized dealers an amount equal to: 1.00% of the first $2 million; 0.80% on the next million; and 0.40% on any amount over $3 Million. If the client redeems these million dollar assets the fund will impose a CDSC based upon a 24 month period as follows: first 12 months 1.00% CDSC; next 12 months 0.50% CDSC.

The CDSC will be deducted from the redemption proceeds otherwise payable to the shareholder and will be retained by the distributor.




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                              COMPLIANCE STANDARDS
                            FOR THE SALE OF SHARES OF
                              THE BURNHAM FUND INC.

EXHIBIT B

As distributor of The Burnham Fund Inc. (the "Fund"), which offers its shares on both a front-end and deferred sales charge basis, it is incumbent upon Burnham Securities Inc. ("BSI~) to establish compliance standards setting forth the basis upon which shares of the Fund may be sold. These standards are designed for each broker/dealer ("dealer") which distributes shares of the Fund and for each dealer's financial advisers/registered representatives.

Since shares of the Fund are offered with different alternative purchase arrangements, it is important for an investor to choose a sales financing method that best suits his particular situation. To assist clients of those firms which distribute the Fund in these decisions and to ensure proper supervision of purchase recommendations regarding the Fund, BSI is instituting the following compliance standards to which dealers must adhere when selling shares of the
Fund:

(1) Any purchase for less than $50,000 may be either subject to a front-end or contingent deferred sales charge.

(2) Any purchase order for $100,000 or more but less than $1 million is subject to review prior to entry by the branch office manager and such review must be writing. The dealer's branch officer manager (or other appropriate reviewing of ricer) must review for suitability the purchase order ticket for shares subject to either a front-end or contingent deferred sales charge, given the relevant facts and circumstances, including, but not limited to:

(a) the specific purchase order dollar amount;

(b) the length of time the investor expects to hold his shares; and

(c) any other relevant circumstances, such as the availability of purchases under letter of intention or rights of accumulation.

(3) Any purchase order of more than $ 1 million should be for Class A shares which are subject to no front-end sales charge at the time of purchase but are subject to a contingent deferred sales charge over a 24 month period from the time of purchase.

(4) The maximum investment per shareholder account for Class B shares is $250,000.

(5) THE MAXIMUM INVESTMENT PER SHAREHOLDER ACCOUNT ~ CLASS (shares is
$1,000,000.




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                               GENERAL GUIDELINES

        The alternative purchase arrangements of the Fund permit an investor to choose the method of purchasing shares that is most beneficial given the length of time the investor may expect to hold the shares, the investor's expected overall level of investment in the Fund and other circumstances. Investors should consider whether during the anticipated life of their investment in the Fund the accumulated distribution and service fees attributable to Class B and C shares would be less than the initial sales charge and accumulated distribution fees of Class A shares if purchased at the same time. The prospective investor should consider these fees plus the applicable sales charge alternatives in choosing the method of purchasing shares.

Responsibilities of the Branch Office Manager (or other appropriate reviewing officer)

        The dealer's branch office manager or other appropriate reviewing officer (the "Reviewing Officer") must ensure that the financial adviser/registered representative has advised the client of the available alternative purchase arrangements offered by the Fund, and the impact of choosing one method over another. In certain instances, it may be appropriate for the Reviewing Officer to discuss the purchase directly with the client. The foregoing guidelines, as well as the examples cited above, should assist the Reviewing Officer in reviewing purchase orders in the $100,000 to less than $1 million range.

Effectiveness and Amendments

These compliance guidelines are effective immediately upon receipt hereof by the dealer.

        Questions relating to these compliance guidelines should be directed by the dealer to its national mutual fund sales and marketing group or its Legal Department or Compliance Director. BSI will advise dealers in writing of any future changes in these guidelines.


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